Exhibit 32.2

Written Statement of the Executive Vice President and Chief Financial Officer
Pursuant to 18 U.S.C. §1350

     Solely for the purposes of complying with 18 U.S.C. §1350, I, the undersigned Executive Vice President and Chief Financial Officer of LaCrosse Footwear Inc. (the “Company”), hereby certifies, based on my knowledge, that the Quarterly Report on Form 10-Q of the Company for the quarter ended March 26, 2005 (the “Report”) fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ David P. Carlson

David P. Carlson
May 2, 2005